                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

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                                    MGI FUNDS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                                  MGI FUNDS(TM)

                    MGI Core Opportunistic Fixed Income Fund

                              200 Clarendon Street
                           Boston, Massachusetts 02116

December 28, 2006

Dear Shareholder:

We are pleased to notify you of a change involving a subadvisor for the MGI Core
Opportunistic  Fixed  Income  Fund (the  "Fund"),  a series  of MGI  Funds  (the
"Trust").  Specifically,  the Board of Trustees of the Trust (the  "Board")  has
approved a new subadvisory  agreement between Mercer Global  Investments,  Inc., the Fund's investment advisor ("MGI" or the "Advisor"),  and BlackRock Financial
Management,  Inc.  (formerly,  BlackRock  Advisors,  Inc.)  ("BlackRock"  or the
"Subadvisor").

BlackRock  has served as a subadvisor  for the Fund since the Fund's  inception.
Due to a change  in the  ownership  structure  of  BlackRock  and its  corporate parent,  BlackRock,  Inc.  that  occurred  at the end of  September,  the  prior subadvisory  agreement between BlackRock and the Advisor,  on behalf of the Fund
(the "Prior Subadvisory  Agreement"),  was terminated,  and the Board approved a new subadvisory  agreement (the "Current Subadvisory  Agreement") to replace the
Prior Subadvisory  Agreement.  The Current Subadvisory Agreement is identical to the Prior Subadvisory Agreement in all material respects.

It is  anticipated  that this  change  will not have any effect on the  services provided to the Fund by BlackRock,  and that  BlackRock  will continue to manage its  allocated  portion of the Fund's  portfolio as BlackRock had done under the
Prior Subadvisory  Agreement.  Western Asset Management Company  ("WAMCo"),  the
Fund's second  subadvisor,  will continue to manage its allocated portion of the
Fund's portfolio.

This change became  effective on September 30, 2006. I encourage you to read the attached Information Statement, which provides, among other information, details regarding  BlackRock and the Current  Subadvisory  Agreement and a discussion of the factors that the Board  considered  in approving the  implementation  of the
Current Subadvisory Agreement.

                                             Sincerely,

                                             /s/ Phillip J. de Cristo

                                             Phillip J. de Cristo

                                             Trustee, President, and Chief
                                             Executive Officer, MGI Funds

                                  MGI FUNDS(TM)

                    MGI Core Opportunistic Fixed Income Fund

                              200 Clarendon Street
                           Boston, Massachusetts 02116

--------------------------------------------------------------------------------
                              INFORMATION STATEMENT
--------------------------------------------------------------------------------

This Information Statement (the "Statement") is being furnished on behalf of the
Board  of  Trustees   (the  "Board")  of  MGI  Funds  (the  "Trust")  to  inform shareholders of the MGI Core Opportunistic  Fixed Income Fund (the "Fund") about a recent change related to the Fund's  contractual  arrangements  with BlackRock
Financial Management, Inc. (formerly,  BlackRock Advisors, Inc.) ("BlackRock" or the  "Subadvisor")  one of the Fund's two  subadvisors.  Specifically,  due to a change in the ownership structure of BlackRock,  the subadvisory  agreement (the
"Prior Subadvisory  Agreement") between BlackRock and Mercer Global Investments,
Inc., the Fund's investment  advisor ("MGI" or the "Advisor"),  on behalf of the
Fund,  dated July 1, 2005, was terminated.  The Board approved a new subadvisory agreement (the "Current  Subadvisory  Agreement")  with  BlackRock.  The Current
Subadvisory  Agreement was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S.
Securities  and  Exchange  Commission  (the  "SEC" or the  "Commission"),  dated
December 28, 2005 (the  "Exemptive  Order") issued to the Trust and the Advisor.
This Statement is being mailed on or about December 28, 2006 to  shareholders of record of the Fund as of October 31, 2006. WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  INTRODUCTION

MGI is the investment  advisor for the series of the Trust,  including the Fund.
The Advisor uses a "manager of managers"  approach in managing the assets of the
Trust's series. This permits MGI to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory  agreements.  Section 15(a) of the Investment  Company
Act  of  1940,  as  amended  (the  "1940  Act"),  generally  requires  that  the shareholders  of a mutual fund approve an  agreement  pursuant to which a person serves as the investment advisor or subadvisor of the mutual fund. The Trust and the Advisor  have  obtained  the  Exemptive  Order from the SEC that permits the
Trust and the Advisor,  subject to certain conditions and approval by the Board,
to  hire  and  retain   unaffiliated   subadvisors  and  to  modify  subadvisory
arrangements  without  shareholder  approval.  Under the  Exemptive  Order,  the
Advisor  may act as a manager of  managers  for some or all of the series of the
Trust, and the Advisor supervises the provision of portfolio management services to the series by the subadvisors.

The  Exemptive  Order allows the Advisor:  (i) to continue the  employment of an existing  subadvisor  after  events  that  would  otherwise  cause an  automatic termination  of a  subadvisory  agreement  with  the  subadvisor;  and  (ii)  to reallocate assets among existing or new subadvisors.

The Advisor has ultimate  responsibility  (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors.

Consistent  with the  terms of the  Exemptive  Order,  the  Board,  including  a majority  of the  Trustees  who are not  "interested  persons"  (as that term is defined  in the 1940  Act) of the  Trust  or of the  Advisor  (the  "Independent
Trustees"),  approved the Current Subadvisory  Agreement between the Advisor, on behalf of the Fund, and  BlackRock.  BlackRock is independent of the Advisor and discharges its responsibilities  subject to the oversight and supervision of the
Advisor.  BlackRock  is paid by the Advisor and not by the Fund.  In  accordance with  procedures  adopted  by the  Board,  a  subadvisor  to the Fund may affect portfolio  transactions  through an affiliated  broker-dealer and the affiliated broker-dealer  may receive  brokerage  commissions  in  connection  therewith as permitted by applicable law.

The Trust and the Advisor  have agreed to comply with  certain  conditions  when acting  in  reliance  on the  relief  granted  in  the  Exemptive  Order.  These conditions require, among other things, that within ninety days of entering into a new subadvisory  agreement,  the affected fund will notify shareholders of the fund of the changes.  This Statement  provides such notice and presents  details regarding the Current Subadvisory Agreement.

                                   THE ADVISOR

The Advisor,  a Delaware  corporation  located at 200 Clarendon Street,  Boston,
Massachusetts  02116,  serves as the investment advisor to the Fund. The Advisor is an indirect,  wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The
Advisor is  registered as an investment  advisor with the  Commission  under the
Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Advisor is an affiliate of Mercer  Investment  Consulting,  Inc., an investment  consultant with  more  than  30  years'  experience  reviewing,  rating,  and  recommending investment managers for institutional clients.

The Advisor provides  investment  advisory  services to the Fund pursuant to the
Investment Management  Agreement,  dated July 1, 2005, between the Trust and the
Advisor (the "Management Agreement"). The Trust employs the Advisor generally to manage the investment and  reinvestment  of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund  (subject to the  approval of the Board).  The Advisor  continuously reviews, supervises, and (where appropriate) administers the investment programs of the Fund. The Advisor  furnishes  periodic reports to the Board regarding the investment programs and performance of the Fund.

Pursuant to the  Management  Agreement,  the  Advisor  has  overall  supervisory
responsibility   for  the  general  management  and  investment  of  the  Fund's securities portfolio, and, subject to review and approval by the Board: (i) sets
the  Fund's  overall  investment  strategies;   (ii)  evaluates,   selects,  and
recommends  subadvisors to manage all or part of the Fund's  assets;  (iii) when appropriate, allocates and reallocates the Fund's assets among subadvisors; (iv)
monitors  and  evaluates  the   performance   of   subadvisors,   including  the
subadvisors'   compliance   with  the  investment   objective,   policies,   and
restrictions  of the Fund;  and (v)  implements  procedures  to ensure  that the
subadvisors  comply  with  the  Fund's  investment  objective,   policies,   and
restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.35% of the Fund's average daily net assets.  The Trust, with respect to the
Fund,  and the Advisor have entered  into a written  contractual  fee waiver and expense  reimbursement  agreement  pursuant  to which the  Advisor has agreed to waive a portion of its fees and/or to reimburse  expenses to the extent that the
Fund's  expenses  (not  including  brokerage  fees and expenses,  interest,  and extraordinary  expenses)  exceed certain levels.  After giving effect to the fee waiver and expense reimbursement agreement, the Advisor did not receive any fees from the Fund for the advisory  services  that the Advisor  provided to the Fund during the fiscal year ended March 31, 2006.

Several of the officers of the Trust are also officers  and/or  employees of the
Advisor.  These  individuals and their  respective  positions are: Phillip J. de
Cristo serves as Trustee,  President,  and Chief Executive  Officer of the Trust
and as President of the Advisor.  Ravi B. Venkataraman  serves as Vice President and Chief Investment Officer of the Trust and as Chief Investment Officer of the
Advisor.  Richard S. Joseph serves as Vice President,  Treasurer,  and Principal
Accounting  Officer of the Trust and as Chief Operating  Officer of the Advisor.
Cynthia Lo Bessette serves as Vice President, Secretary, and Chief Legal Officer of the Trust and as Senior Corporate Counsel of the Advisor. David M. Goldenberg
serves as Vice  President  and  Assistant  Secretary of the Trust and as General
Counsel of Mercer  Human  Resource  Consulting,  an  affiliate  of the  Advisor.
Christopher A. Ray serves as Vice President of the Trust and as Senior Portfolio
Manager of the  Advisor.  Martin J.  Wolin  serves as Vice  President  and Chief
Compliance Officer of the Trust and as Chief Compliance Officer for the Advisor.

                                 THE SUBADVISOR

BlackRock was initially  approved by the Board to serve as a subadvisor  for the
Fund  at a  Board  meeting  held on May 16 and 17,  2005,  and has  managed  its allocated portion of the Fund since the Fund's inception. On September 29, 2006,
BlackRock,  Inc.,  the corporate  parent of BlackRock,  and Merrill Lynch & Co.,
Inc.  ("Merrill  Lynch")  completed a transaction (the  "Transaction")  in which
Merrill  Lynch  contributed  its  asset  management   business,   Merrill  Lynch
Investment Managers,  to BlackRock,  Inc., in exchange for an ownership interest in BlackRock,  Inc., and certain corporate governance rights. Although BlackRock had informed the Advisor and the Trust that  BlackRock  did not believe that the
Transaction  resulted in an assignment of the Prior Subadvisory  Agreement under the 1940 Act, it is possible that the Transaction could be determined to be such an  assignment,  which would have resulted in the automatic  termination  of the
Prior Subadvisory  Agreement.  Due to this uncertainty,  the Current Subadvisory
Agreement  was approved by the Board,  at its Meeting held on September 21, 2006
(the  "September  Meeting")  in order to allow  BlackRock to continue to provide subadvisory services to the Fund.

BlackRock is  independent of the Advisor,  and  discharges its  responsibilities
subject  to  the  oversight  and  supervision  of  the  Advisor.   BlackRock  is
compensated out of the fees that the Advisor  receives from the Fund. There will be no increase in advisory fees paid by the Fund as a consequence of the Current
Subadvisory  Agreement.  For the fiscal year ended March 31,  2006,  the Advisor paid  aggregate  subadvisory  fees to  BlackRock  and WAMCo of  $284,924,  which represented 0.274% of the average daily net assets of the Fund. The fees paid by the Advisor to

each subadvisor  depend upon the fee rates  negotiated by the Advisor and on the percentage of the Fund's assets allocated to the subadvisors by MGI.

BlackRock

BlackRock, a wholly-owned  subsidiary of BlackRock,  Inc., is located at 40 East
52nd Street,  New York, New York 10022,  and serves as a subadvisor to the Fund.
BlackRock,  Inc. is one of the world's largest asset  management firms with over
$1 trillion in assets under management.  BlackRock,  Inc. offers a full range of equity, fixed income, cash management,  and alternative investment products with strong  representation in both retail and institutional  channels, in the United
States and in non-U.S. markets. BlackRock, Inc., following the Transaction,  has over 4,500  employees in 18 countries and a major  presence in most key markets, including the United States,  the United Kingdom,  Asia,  Australia,  the Middle
East, and Europe.

In managing its allocated portion of the Fund as a subadvisor, BlackRock employs a relative  value  strategy to determine  the tradeoff  between risk and return.
Relative  value  assessment  is applied to sector,  sub-sector,  and  individual security selection  decisions.  BlackRock's  philosophy  emphasizes research and analysis of specific  sectors and  securities,  along with the risks  associated with the fixed income markets,  including  interest rate risk, yield curve risk, cash flow risk,  credit risk, and liquidity  risk.  Securities are purchased for the Fund when the management  team at BlackRock  determines  that the securities have the  potential  for  above-average  total  return.  BlackRock  uses its own proprietary  research  and  models  to  analyze  securities,  and  based on this analysis,  the allocated  portion of the Fund's  portfolio  managed by BlackRock typically will hold approximately 350 to 450 different securities.

The name and principal  occupation of each of the principal  executive  officers and  directors of BlackRock  are listed  below.  The address of each  individual listed below, as it relates to their  positions with BlackRock,  is 40 East 52nd
Street, New York, New York 10022.

Name                         Position with BlackRock
Steven Buller                Chief Financial Officer and Managing Director
Robert P. Connolly           General Counsel, Managing Director and Secretary
Laurence D. Fink             Chairman and Chief Executive Officer
Robert S. Kapito             Vice Chairman and Director
Ralph Schlosstein            President and Director
Charles Hallae               Vice Chairman
Barbara Novick               Vice Chairman
Keith Anderson               Vice Chairman
Susan Wagner                 Vice Chairman and Chief Operating Officer
Robert Doll                  Vice Chairman
Robert Fairbairn             Vice Chairman

                        THE CURRENT SUBADVISORY AGREEMENT

The terms of the Current Subadvisory Agreement are identical to the terms of the
Prior Subadvisory Agreement, including the fees that are payable to BlackRock by
MGI,  and the  services  that  BlackRock  is required to provide in managing its allocated portion of the Fund.

The Current Subadvisory  Agreement provides that BlackRock,  among other duties, will make all  investment  decisions  for the  allocated  portion  of the Fund's assets  for which  BlackRock  serves as  subadvisor.  BlackRock,  subject to the supervision  of the Board and the Advisor,  will  conduct an ongoing  program of investment,  evaluation  and,  if  appropriate,  sale  and  reinvestment  of the subadvisor's allocated portion of the Fund's assets. BlackRock also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's portfolio.

The Current Subadvisory  Agreement provides for BlackRock to be compensated from the fees the Advisor  receives  from the Fund,  based on the  average  daily net assets  allocated to BlackRock as subadvisor.  BlackRock  generally will pay all expenses  it  incurs  in  connection  with  its  activities  under  the  Current
Subadvisory  Agreement,  other than the costs of the Fund's portfolio securities and other investments.

The Current  Subadvisory  Agreement may be  terminated at any time,  without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor,  or
(ii) BlackRock,  on not less than 90 days' written notice to the Advisor and the
Trust.

The Current  Subadvisory  Agreement  was approved by the Board at the  September
Meeting,  which  Meeting was  called,  among  other  things,  for the purpose of approving the Current Subadvisory  Agreement,  for an initial term of two years.
Thereafter,  continuance of the Current  Subadvisory  Agreement will require the annual approval of the Board,  including a majority of the Independent Trustees.
The Current Subadvisory Agreement provides that it will terminate  automatically in the event of its assignment,  except as otherwise  provided by applicable law or the Exemptive Order.

                        BOARD OF TRUSTEES' CONSIDERATIONS

At its July 13, 2006 Board Meeting, the Board had discussed the then-anticipated
Transaction  involving BlackRock and its parent company with  representatives of the Advisor,  as well as with  representatives  of  BlackRock,  who attended the
Board  meeting  at the  request  of the Board to address  the  Transaction,  the
Current Subadvisory Agreement, and the implications,  if any, of the Transaction for the performance of BlackRock as a subadvisor of the Fund.

At the  September  Meeting,  the Board  considered  the  approval of the Current
Subadvisory  Agreement.  The  Advisor  recommended  the  approval of the Current
Subadvisory Agreement,  pursuant to which BlackRock would continue to serve as a subadvisor of the Fund. The approval of the Current  Subadvisory  Agreement with
BlackRock was recommended by the Advisor because,  among other factors:  (i) the
Transaction is not expected to have a material effect on the nature,  extent, or quality of the services  provided by BlackRock to the Fund;  (ii) the  BlackRock personnel who have been responsible for managing  BlackRock's  allocated portion of the Fund's  portfolio  since the Fund's  inception  will continue to serve in their respective  capacities  following the Transaction;  and (iii) the terms of the Current Subadvisory Agreement were identical, in all respects other than the date, to the Prior Subadvisory Agreement between MGI and BlackRock.

The Board considered that the Transaction may technically  result in a change in control of BlackRock,  and hence,  in the  assignment  of the Prior  Subadvisory
Agreement  between  BlackRock and the Advisor,  on behalf of the Fund, under the
1940 Act.  Because of the potential  assignment and the termination of the Prior
Subadvisory Agreement upon the closing of the Transaction,  the Trustees, and by a separate  vote, the  Independent  Trustees,  approved the Current  Subadvisory
Agreement  between the Advisor and BlackRock,  which became effective  following the Transaction.

The  Board  reviewed  a copy of the  Current  Subadvisory  Agreement.  The Board considered that the Current Subadvisory Agreement provided for the same range of services and fees as the Prior  Subadvisory  Agreement,  and, most  importantly, that the  Current  Advisory  Agreement  was in all ways  identical  to the Prior
Subadvisory Agreement, except for the date. It was recalled that representatives of BlackRock had met with the Trustees at the July Board Meeting,  at which time
BlackRock personnel had made a detailed  presentation  regarding the Transaction and confirmed that the Transaction  would not, in any way, change the nature and quality of the services being  provided to the Fund by BlackRock.  Additionally, given  that  the fee  provided  under  the  Current  Subadvisory  Agreement  was identical to the fee under the Prior  Subadvisory  Agreement,  the Board's prior deliberations,  at the  May  16 and  17,  2005  Board  meeting  (the  "May  2005
Meeting"), when the Prior Subadvisory Agreement was approved, remained relevant.

In  connection  with  the  Independent  Trustees'  consideration  of  the  Prior
Subadvisory  Agreement  at  the  May  2005  Meeting,  the  Independent  Trustees
considered  information  relating  to:  (i) the  process  by which  the  Advisor selected and recommended BlackRock for Board approval;  (ii) the nature, extent, and quality of the services  that  BlackRock  would  provide to the Fund;  (iii)
BlackRock's   reputation,   investment  management  business,   personnel,   and
operations;  (iv) BlackRock's brokerage and trading policies and practices;  (v)
the level of  subadvisory  fees to be charged by BlackRock;  and a comparison of those  fees to the  fees:  (a)  charged  by  BlackRock  to  comparable  accounts
BlackRock managed, including registered and unregistered investment companies or other pooled investment vehicles,  as applicable,  and (b) paid by certain other registered  investment  companies  (or their  investment  advisors)  and  having investment  objectives similar to that of the Fund; (vi) BlackRock's  compliance program;  (vii) BlackRock's  historical  performance  returns managing a similar investment  mandate,  and such performance  comparisons to a relevant index; and
(viii) BlackRock's financial condition. The Independent Trustees also considered and analyzed other information and factors that the Independent  Trustees deemed relevant with respect to BlackRock, including: BlackRock's management style; the qualifications  and experience of the persons that will be  responsible  for the day-to-day  management of the Fund; and BlackRock's  staffing levels and overall resources.

At the May 2005 Meeting, the Independent Trustees reviewed the nature,  quality, and  extent of the  services  to be  provided  by  BlackRock  to the  Fund.  The
Independent Trustees discussed the specific investment process to be employed by
BlackRock in managing the assets of the Fund to

be allocated to the Subadvisor,  the  qualifications  of BlackRock's  investment management team with regard to implementing the Fund's investment  mandate,  and
BlackRock's  performance  record as compared to its benchmark.  The  Independent
Trustees  considered  BlackRock's  infrastructure  and  whether  the  Subadvisor appeared to support its investment strategy adequately. The Independent Trustees also  discussed  the  Advisor's  review and  selection  process  with respect to
BlackRock,  and the Advisor's favorable  assessment as to the nature and quality
of  the  subadvisory  services  expected  to  be  provided  by  BlackRock.   The
Independent Trustees determined that the Fund would benefit from the quality and experience of BlackRock's  portfolio managers.  Based on their consideration and review of the foregoing  factors,  the Independent  Trustees  concluded that the nature,  extent,  and  quality of the  subadvisory  services  to be  provided by
BlackRock under the Prior Subadvisory Agreement,  as well as BlackRock's ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund's investment objective.

Because  the  Fund  was  newly  formed  and  had not  yet  commenced  investment operations,  the Independent Trustees could not consider BlackRock's  investment performance with respect to its management of the Fund as a factor in evaluating
the  Prior  Subadvisory  Agreement  at  the  May  2005  Meeting.   However,  the
Independent  Trustees did review  BlackRock's  historical  performance record in managing  other  funds  and  accounts  that  are  comparable  to the  Fund.  The
Independent  Trustees also compared this  historical  performance  to a relevant benchmark,  and  concluded  that  the  historical  performance  record  for  the
Subadvisor, viewed together with the other factors considered by the Independent
Trustees, supported a decision to approve the Prior Subadvisory Agreement.

The  Independent  Trustees  discussed  the  services  that would be  rendered by
BlackRock and evaluated the compensation to be paid to BlackRock by the Advisor.
The  Independent  Trustees  also  considered  comparisons  of the  fees  paid to
BlackRock  by the  Advisor  with the fees  charged  by  BlackRock  to its  other clients.  The  Independent  Trustees  noted that the fee  schedule of  BlackRock included  breakpoints  that would reduce  BlackRock's fees as assets in the Fund increased.  In addition,  the Independent  Trustees considered the selection and due diligence process employed by the Advisor in deciding to recommend BlackRock as a subadvisor to the Fund, and the Advisor's  reasons for concluding  that the fees to be paid to the Subadvisor for its services to the Fund were  reasonable.
The  Independent  Trustees  noted  that the  subadvisory  fees  were paid by the
Advisor to BlackRock and were not additional fees to be borne by the Fund. Based on their discussion,  the Independent  Trustees  concluded that, in light of the quality and extent of the services to be provided,  the proposed fees to be paid to  BlackRock  with  respect to the  assets to be  allocated  to the  Subadvisor appeared to be within a reasonable range.

Based on these factors,  the  determination  of the Advisor at the conclusion of its due diligence process,  and such other matters as were deemed relevant,  the
Independent Trustees,  at the May 2005 Meeting,  concluded that the proposed fee rate was  reasonable  in relation to the  services to be provided to the Fund by
BlackRock.  As a result,  the Independent  Trustees  decided to recommend to the
Board the approval of the Prior Subadvisory Agreement at the May 2005 Meeting.

After  full  consideration  of  the  factors  discussed  above,   including  the
Independent  Trustees'  deliberations  at the May 2005  Meeting,  with no single factor  identified  as being of  paramount  importance,  the Board,  including a majority  of the  Independent  Trustees,  with  the  assistance  of  independent counsel,  concluded  at the July Board  Meeting that the approval of the Current
Subadvisory  Agreement was in the best  interests of the Fund,  and approved the
Current Subadvisory Agreement with respect to the Fund.

                               GENERAL INFORMATION

Administrative and Accounting Services

Investors Bank & Trust Company (the  "Administrator"),  located at 200 Clarendon
Street,  Boston,  Massachusetts  02116,  is the  administrator  of the Fund. The
Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund's net asset value, and preparation of shareholder reports.

The Advisor provides certain  internal  administrative  services to the Class S,
Class Y-1,  and Class Y-2 shares of the Fund,  for which the Advisor  receives a fee of 0.15%,  0.10%,  and 0.05% of the average daily net assets of the Class S,
Class Y-1, and Class Y-2 shares of the Fund,  respectively.  For the fiscal year ended March 31, 2006,  the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds  Distributors,  Inc., a Delaware  corporation  that is a subsidiary of
PFPC, Inc. (the "Distributor"),  acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting  Agreement with the Trust. The
Underwriting  Agreement  requires  the  Distributor  to use  its  best  efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

The Fund did not make any payments to any  affiliated  brokers during the fiscal year ended March 31, 2006.

Record of Beneficial Ownership

As of October 31, 2006,  the Fund had  33,066,034.4  shares  outstanding.  As of
October 31, 2006,  MGI Collective  Trust:  MGI Core  Opportunistic  Fixed Income
Portfolio held 30,015,400.1 of the Fund's  outstanding  shares and Southern Ohio
Medical Center held 1,690,162.5 of the Fund's outstanding  shares,  representing
90.7% and 5.1%, respectively, of the total shares outstanding.

                               SHAREHOLDER REPORTS

Additional  information about the Fund's  investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market  conditions and investment  strategies that significantly affected the Fund's performance

during its last fiscal year. A copy of the Fund's most recent  annual report and the most recent semi-annual report succeeding the annual report may be obtained, without charge, by calling your plan  administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.